Exhibit 10.8

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

CASH-SETTLED RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Maxar Technologies Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of cash-settled restricted stock units (“Cash-Settled Restricted Stock Units” or “Cash-Settled RSUs”).  Each vested Cash-Settled Restricted Stock Unit represents the right to receive, in accordance with the Cash-Settled Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), an amount in cash equal to the Fair Market Value of one share of Common Stock (“Share”), subject to certain limits as set forth in this Cash-Settled Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.  This award of Cash-Settled Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Total Number of Cash-Settled RSUs:	[_____________]
Vesting Commencement Date:	[_____________]
Vesting Schedule:

Subject to the Participant’s continued service with the Company or a Subsidiary through each applicable vesting date, 33% of the Cash-Settled RSUs shall vest on the first anniversary of the Vesting Commencement Date set forth above (the “Tranche 1 Units”), 33% of the Cash-Settled RSUs shall vest on the second anniversary of the Vesting Commencement Date (the “Tranche 2 Units”), and 34% of the Cash-Settled RSUs shall vest on the third anniversary of the Vesting Commencement Date (the “Tranche 3 Units”).

Maximum Cash Settlement:

Notwithstanding anything in this Grant Notice or the Agreement to the contrary:

(i) the maximum amount of cash that shall be paid in settlement of each Tranche 1 Unit and each Tranche 2 Unit shall be 2x the Fair Market Value of a Share on the Grant Date set forth above; and

(ii) the maximum amount of cash that shall be paid in settlement of each Tranche 3 Unit shall be 4x the Fair Market Value of a Share on the Grant Date.

Termination:

Subject to the terms of the Plan, if the Participant experiences a Termination of Service, all Cash-Settled RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

MAXAR TECHNOLOGIES INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO CASH-SETTLED RESTRICTED STOCK UNIT AWARD GRANT NOTICE

CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Cash-Settled Restricted Stock Unit Award Grant Notice (the “Grant Notice”)  to which this Cash-Settled Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Maxar Technologies Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Cash-Settled Restricted Stock Units” or “Cash-Settled RSUs”) set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”).  Each Cash-Settled Restricted Stock Unit represents the right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock (a “Share”) upon vesting, subject to certain limits as set forth herein and in the Grant Notice.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1            Incorporation of Terms of Plan.  The Cash-Settled RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

 GRANT OF CASH-SETTLED RESTRICTED STOCK UNITS

2.1            Grant of Cash-Settled RSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of Cash-Settled RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2            Unsecured Obligation to Cash-Settled RSUs.  Unless and until the Cash-Settled RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive any payments under any such Cash-Settled RSUs.  Prior to actual payment of any vested Cash-Settled RSUs, such Cash-Settled RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3            Vesting Schedule.  Subject to Section 2.5 hereof, the Cash-Settled RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4            Consideration to the Company.  In consideration of the grant of the award of Cash-Settled RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5            Forfeiture, Termination and Cancellation upon Termination of Service.  Subject to the terms of the Plan, upon the Participant’s Termination of Service for any or no reason, all Cash-Settled Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  No portion of the Cash-Settled RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

2.6            Settlement in Cash upon Vesting.

(a)            As soon as administratively practicable following the vesting of any Cash-Settled Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) an amount in cash equal to the Fair Market Value of a Share multiplied by number of Cash-Settled RSUs subject to this Award that vest on the applicable vesting date.

(b)         Notwithstanding anything herein to the contrary, (i) the maximum amount of cash that shall be paid in settlement of each Tranche 1 Unit and each Tranche 2 Unit shall be two times the Fair Market Value of a Share on the Grant Date; and (ii) the maximum amount of cash that shall be paid in settlement of each Tranche 3 Unit shall be four times the Fair Market Value of a Share on the Grant Date.  Participant shall have no right to any cash (or Shares) in respect of the Cash-Settled RSUs in excess of the foregoing maximums.

(c)            As set forth in Section 10.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Cash-Settled Restricted Stock Units.

2.7            No Rights as Stockholder.  The holder of the Cash-Settled RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Cash-Settled RSUs.

ARTICLE III.

OTHER PROVISIONS

3.1            Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Cash-Settled RSUs.

3.2            Cash-Settled RSUs Not Transferable.  The Cash-Settled RSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.

3.3            Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Cash-Settled RSUs granted pursuant to this Agreement (and the payments made with respect thereto).  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the Cash-Settled RSUs and the payments made with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4            Binding Agreement. Subject to the limitation on the transferability of the Cash-Settled RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5            Adjustments Upon Specified Events.  The Participant acknowledges that the Cash-Settled RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.6            Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7            Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8            Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9            Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Cash-Settled RSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.10            Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Cash-Settled RSUs in any material way without the prior written consent of the Participant.

3.11            Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.12            Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Cash-Settled RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13            Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

3.14            Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.15            Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the Cash-Settled RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Cash-Settled RSUs, as and when payable hereunder.

3.16            Data Privacy.  Without limiting the generality of any other provision of this Agreement, Section 10.8 (“Data Privacy”) of the Plan is hereby expressly incorporated into this Agreement as if first set forth herein.

3.17            Additional Terms for Participants Providing Services Outside the United States. To the extent the Participant provides services to the Company in a country other than the United States, the Cash-Settled RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit B.  If the Participant relocates to one of the countries included in Exhibit B during the life of the Cash-Settled RSUs, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the Cash-Settled RSUs and the payments made in settlement of the Cash-Settled RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

TO CASH-SETTLED RESTRICTED STOCK UNIT AWARD GRANT NOTICE

ADDITIONAL TERMS AND CONDITIONS BY COUNTRY

Certain capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Plan and/or the Agreement.

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern any Cash-Settled RSUs granted under the Plan if, under applicable law, you are a resident of, are deemed to be a resident of or are working in one of the countries listed below.  Furthermore, the additional terms and conditions that govern any Cash-Settled RSUs granted hereunder may apply to you if you transfer employment and/or residency to one of the countries listed below and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Exhibit B refers as of October 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you vest in the Cash-Settled RSUs and such Cash-Settled RSUs are settled in cash.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

ALL NON-U.S. JURISDICTIONS

NOTIFICATIONS

Foreign Asset/Account, Tax Reporting Information. Your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold cash received from participating in the Plan in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You are responsible for ensuring your compliance with such regulations, and you should speak with your personal legal advisor on this matter.

TERMS AND CONDITIONS

For employment law purposes outside the United States, the Cash-Settled RSUs and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar mandatory payments.

Neither the Company nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Cash-Settled RSUs or of any amounts due to you pursuant to the settlement of the Cash-Settled RSUs.

AUSTRALIA

NOTIFICATIONS

Compliance with Laws. The offer of the Cash-Settled RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Cash-Settled RSUs granted under the Plan, such that the Cash-Settled RSUs are intended to be subject to deferred taxation.

Exchange Control Information. If you are an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved in the transfer, you will be required to file the report.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By accepting the Cash-Settled RSUs, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Cash-Settled RSUs.

Acknowledgement of Nature of Plan and Cash-Settled RSUs.  In accepting this Agreement, you acknowledge (i) that you are making an investment decision, (ii) that payments in respect of the Cash-Settled RSUs will be made to you only if the vesting conditions are met and any necessary services are rendered by you during the vesting period set forth in the vesting schedule, and (iii) that the value of the Fair Market Value of the Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.

NOTIFICATIONS

Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$100,000. If such amount exceeds US$100,000,000, the referenced declaration must be submitted quarterly. Assets and rights that must be reported include the following: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments; (vii) financial derivatives investments; and (viii) other investments, such as real estate. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside of Brazil valued at less than US$100,000 are not required to submit a declaration.

CANADA

TERMS AND CONDITIONS

Vesting of RSUs. Notwithstanding any other provision of the Plan, Agreement or Grant Notice, in no event will the final vesting date of any Cash-Settled RSU granted hereunder be (and any subsequent payment and/or settlement thereof be made) later than December 31 of the third calendar year following the year of grant, and any Cash-Settled RSUs that have not settled and/or been paid by such date will automatically expire or will accelerate and be settled and/or paid out by such date, at the sole discretion of the Company.

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Agreement »), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities, the report must be made by the 5th day of the month following the month in which the payment was received and must be filed electronically. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for satisfying any applicable reporting obligation.

ITALY

TERMS AND CONDITIONS

Acknowledgement of Nature of Agreement. In accepting this Agreement, you acknowledge that (1) you have received a copy of the Plan, the Agreement and this Exhibit B; (2) you have reviewed the applicable documents in their entirety and fully understand the contents thereof; and (3) you accept all provisions of the Plan, the Agreement and this Exhibit B.

For any Cash-Settled RSUs granted, you further acknowledge that you have read and specifically and explicitly approve the terms of the Agreement.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

NOTIFICATIONS

Foreign Asset/Account Reporting Information. You will be required to report to the Japanese tax authorities details of any assets held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to include in the report details of any cash that you hold.

LUXEMBOURG

No country-specific provisions.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Agreement.  In accepting the Award granted hereunder, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement, including this Exhibit B, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Exhibit B. You further acknowledge that you have read and specifically and expressly approve the following:

(1)         Your participation in the Plan does not constitute an acquired right.

(2)         The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)         Your participation in the Plan is voluntary.

(4)         The Company and its Subsidiaries are not responsible for any decrease in the value of the Cash-Settled RSUs granted.

SINGAPORE

NOTIFICATIONS

Securities Law Information. The grant of the Cash-Settled RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the Cash-Settled RSUs being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors (including alternate, substitute, associate and shadow directors) of a Singapore-incorporated company are subject to certain notification requirements under the Singapore Companies Act. Such CEO and directors must notify such Singapore Subsidiary in writing of an interest (e.g., Cash-Settled RSUs) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest, or (iii) becoming the CEO or a director.

SPAIN

TERMS AND CONDITIONS

Labor Law Acknowledgement.

By accepting the Cash-Settled RSUs granted hereunder, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant any Cash-Settled RSUs under the Plan to individuals who may be members of the Board or employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision, which is entered into upon the express assumption and condition that any Cash-Settled RSUs granted will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis, other than as expressly set forth in the Agreement, including this Exhibit B. Consequently, you understand that the Cash-Settled RSUs granted hereunder are given on the assumption and condition that they shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of Cash-Settled RSUs since the future value of the Cash-Settled RSUs and the Shares is unknown and unpredictable. In addition, you understand that any Cash-Settled RSUs granted hereunder would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Cash-Settled RSUs or right to Cash-Settled RSUs shall be null and void.

Further, the vesting of the Cash-Settled RSUs is expressly conditioned on your continued and active rendering of service, such that if your employment terminates for any reason whatsoever, the Cash-Settled RSUs may cease vesting immediately, in whole or in part, effective on the date of your termination of employment. This will be the case, for example, even if (1) you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) you terminate service due to a change of work location, duties or any other employment or contractual condition; (4) you terminate service due to a unilateral breach of contract by the Company or a Subsidiary; or (5) your employment terminates for any other reason whatsoever. Consequently, upon termination of your employment for any of the above reasons, you may automatically lose any rights to Cash-Settled RSUs that were not vested on the date of your termination of employment, as described in the Plan and the Agreement.

NOTIFICATIONS

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Exhibit B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. You may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments, and any transactions with non-Spanish residents (including any payment of cash made by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year. You should consult with your personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

Foreign Asset/Account Reporting Information.  To the extent that you have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, you will be required to report information on such assets in your tax return (tax form 720) for such year.  After such accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported accounts increase by more than €20,000 or if you sell or otherwise dispose of previously-reported accounts. If the value of such accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.

UNITED ARAB EMIRATES

NOTIFICATIONS

Securities Law Information. Cash-Settled RSUs under the Plan are granted only to select service providers of the Company and its Subsidiaries and are for the purpose of providing equity incentives. The Plan and the Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by, any other person. You should conduct your own due diligence on the Cash-Settled RSUs offered pursuant to this Agreement. If you do not understand the contents of the Plan and/or the Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. Further, the Ministry of the Economy and the Dubai Department of Economic Development have not approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax Withholding.

Without limiting any other provision of the Agreement, you agree that you are liable for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Obligations”) and hereby covenant to pay all such Tax Obligations as and when requested by the Company or your employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company or your employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act, as amended from time to time), you understand that you may not be able to indemnify the Company or your employer for the amount of income tax not collected from or paid by you, as it may be considered a loan. In the event that you are an executive officer or director and income tax is not collected from you within ninety (90) days after the end of the tax year in which the taxable event occurs, the amount of any uncollected income tax may constitute an additional benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You acknowledge that you are responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing your employer for the value of any NICs due on this additional benefit, which the Company or your employer may recover from you.

If the maximum applicable withholding rate is used, any over-withheld amount may be credited to you by the Company or your employer (with no entitlement to the Common Stock equivalent) or if not so credited, you may seek a refund from the local tax authorities.

Joint Election. As a condition of the Cash-Settled RSUs granted hereunder, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”), which may be payable by the Company or your employer with respect to the Cash-Settled RSUs and/or payment of the Cash-Settled RSUs, the assignment or release of the Cash-Settled RSUs for consideration, or the receipt of any other benefit in connection with the Cash-Settled RSUs.

Without limitation to the foregoing, you agree to make an election (the “Election”), in the form specified and/or approved for such election by HMRC, that the liability for your employer NICs payments on any such gains shall be transferred to you to the fullest extent permitted by law. You further agree to execute such other elections as may be required between you and any successor to the Company and/or your employer. You hereby authorize the Company and your employer to withhold such Employer NICs.

Failure by you to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by you and the Company or your employer, as applicable, shall be grounds for the forfeiture and cancellation of the Cash-Settled RSUs, without any liability to the Company or your employer.